The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Investors Paul Massoud 813-775-4260 paul.massoud@mosaicco.com	Media William Barksdale 813-775-4208 william.barksdale@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2022 RESULTS
•Second quarter net income of $1.0 billion, Adjusted EBITDA(1) of $2.0 billion
•Cash from Operations of $1.6 billion, Free Cash Flow(1) of $794 million
•Year-to-date capital return totaled $1.1 billion, including $1.0 billion of share repurchases
•Board of Directors approves a new $2.0 billion share repurchase authorization

TAMPA, FL, August 1, 2022 - The Mosaic Company (NYSE: MOS), reported net income of $1.0 billion, or $2.85 per diluted share, for the second quarter of 2022. Adjusted EPS(1) was $3.64 and Adjusted EBITDA(1) was $2.0 billion. Gross margin was $1.8 billion.

“Mosaic's second quarter results demonstrate the strength of the business,” said Joc O’Rourke, President and CEO. "We are expanding production to help meet global demand and returning significant capital to shareholders. We expect strong fundamentals will continue for the rest of the year and into 2023."

Highlights:
•Second quarter revenues were up 92 percent year-over-year to $5.4 billion. The gross margin rate in the quarter was 34 percent, up from 27 percent in second quarter of 2021.
•Adjusted EBITDA totaled $2.0 billion, up from the prior year period total of $829 million. The company generated cash flow from operations of $1.6 billion and free cash flow of $794 million(1).
•Potash operating earnings totaled $915 million, up from $49 million in the prior year period, and Adjusted EBITDA totaled $998 million, up from $285 million in the second quarter of 2021. Higher pricing was partially offset by higher input costs, royalties, and Canadian resource taxes.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Phosphates operating earnings totaled $578 million, up from $283 million in the prior year period, and Adjusted EBITDA totaled $758 million, up from $408 million in the second quarter of 2021. Higher pricing more than offset lower volumes, which were impacted by a compressed North American spring application season and plant turnarounds during the quarter.
•Mosaic Fertilizantes operating earnings totaled $420 million and Adjusted EBITDA totaled $444 million in the second quarter of 2022. This compares to operating earnings of $170 million and Adjusted EBITDA of $203 million from the prior year period. Second quarter results reflect higher pricing and improved market positioning.
•The company remains committed to its capital allocation strategy:
•Mosaic has returned $1.1 billion to shareholders during the first half of 2022, including $1.0 billion of share repurchases, which represents 87% of free cash flow(1). Mosaic expects to return 100% of 2022 free cash flow(1), after debt reduction commitments are met, to shareholders through a combination of share repurchases and dividends. As of the end of the second quarter, $555 million remained on the current share repurchase authorization, and the company has continued to repurchase shares in July. Based on the company's outlook for continued strong free cash flow generation, Mosaic's Board of Directors approved a new authorization of $2.0 billion. This will go into effect following the exhaustion of the current authorization, which will likely occur during the third quarter.

•The company expects to complete its goal of reducing long-term debt by $1.0 billion later this year with the retirement of $550 million that matures in November. Mosaic has no plan to further reduce long-term debt.

•Total expected capital expenditures in 2022 remain unchanged at $1.3 billion. Growth investments reflect the optimization of the Esterhazy complex, a restart of the second mill at Colonsay, reserve additions for a mine extension at South Fort Meade, and other high-quality, opportunistic projects throughout the business.

Second Quarter Segment Results

Potash Results	Q2 2022	Q1 2022	Q2 2021
Sales Volumes million tonnes*	2.3	1.8	2.3
MOP Selling Price(2)	$678	$582	$243
Gross Margin (GAAP) per tonne	$403	$323	$93
Adjusted Gross Margin (non-GAAP) per tonne(1)	$403	$323	$100
Operating Earnings - millions	$915	$563	$49
Segment Adjusted EBITDA(1) - millions	$998	$651	$285
*Tonnes = finished product tonnes

Net sales in the Potash segment totaled $1.6 billion, up from $663 million one year ago, due to higher prices. Gross margin was $928 million compared to $217 million for the same period a year ago. Gross margin per tonne was $403 compared to $93 in the prior-year period.
Total potash production was 2.4 million tonnes, up from 2.1 million tonnes in the prior year period, reflecting the contribution from K3 and Colonsay. Sales volumes of 2.3 million tonnes were roughly in line with the prior year quarter as a result of the compressed application season in North America and rail delays experienced early in the quarter. Total potash production is expected to exceed recent historical levels for the remainder of 2022.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

MOP cash costs were $78 per tonne, compared to $62 per tonne in the prior year period. Costs reflected the inclusion of production from Colonsay, higher natural gas costs at Belle Plaine, and higher price-related royalties and taxes.
Sales volumes in the third quarter are expected to be 1.9-2.1 million tonnes with realized MOP prices on an FOB basis $10-$20 per tonne higher than prices realized in the second quarter.

Phosphate Results	Q2 2022	Q1 2022	Q2 2021
Sales Volumes million tonnes*	1.7	1.7	2.0
DAP Selling Price(4)	$920	$785	$544
Gross Margin (GAAP) per tonne	$383	$318	$156
Adjusted Gross Margin (non-GAAP) per tonne(1)	$383	$318	$156
Operating Earnings - millions	$578	$493	$283
Segment Adjusted EBITDA(1) - millions	$758	$632	$408
*Tonnes = finished product tonnes

Net sales in the Phosphate segment were $1.8 billion, up from $1.2 billion in the prior year period, due to higher year-over-year prices, partially offset by lower volumes. Gross margin was $642 million, compared to $309 million for the same period a year ago, as improved pricing was partially offset by lower volumes and higher raw material costs. Gross margin per tonne was $383 compared to $156 in the prior-year period.
Production of finished phosphates totaled 1.6 million tonnes, down 10 percent year-over-year, and sales volumes totaled 1.7 million tonnes, down 15 percent year-over-year. Lower production was a result of plant turnarounds during the quarter and led to cash conversion costs of $86 per tonne, up from the year ago level of $68 per tonne.
Mosaic continues to benefit from its advantaged ammonia cost position. The price of ammonia realized in cost of goods sold increased to $591 per tonne, up $209 per tonne from the prior year period, but was well below the $1,350 per tonne average spot price in the quarter.
Sales volumes in the third quarter are expected to be 1.7-2.0 million tonnes. Recent published DAP prices have moderated down to levels that are consistent with Mosaic's expectations for the full third quarter average price.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)

Mosaic Fertilizantes Results	Q2 2022	Q1 2022	Q2 2021
Sales Volumes million tonnes*	2.3	1.8	2.3
Finished Product Selling Price	$974	$817	$442
Gross Margin (GAAP) per tonne	$194	$120	$78
Adjusted Gross Margin (non GAAP) per tonne(1)	$194	$130	$81
Operating Earnings - millions	$420	$187	$170
Segment Adjusted EBITDA(1) - millions	$444	$233	$203
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $2.3 billion, up from $1.0 billion in the prior year period due to higher year-over-year prices, partially offset by lower volumes. Higher costs of goods sold reflect higher prices for purchased nitrogen and potash products for distribution and sulfur and ammonia for phosphate production.
Gross margin was $450 million, compared to $185 million for the same period a year ago, primarily as a result of improved pricing and transformation benefits, partially offset by higher raw material costs, inflationary pressures on production costs, and lower volumes. Gross margin per tonne was $194 in the second quarter, up from $78 in the prior year period.
Other
Selling, general, and administrative costs (SG&A) were $108 million, roughly in line with the year-ago period.
The effective tax rate during the quarter was 26.8 percent. The company expects an effective rate for full year 2022 in the mid-20 percent range under current tax laws and regulations.
Market Outlook
Tight grain and oilseed markets are expected to persist through the remainder of 2022 and into 2023. The war in Ukraine, high temperatures in North America and Europe, and developing drought conditions in parts of South America highlight the risk for reduced yields globally. This suggests that global stocks-to-use ratios, already at 20-year lows, will remain under pressure.
In North America, Brazil and China, domestic crop prices continue to justify nutrient application to drive higher yields, despite elevated input costs. In India, the government continues to indicate support for importers to ensure adequate domestic supply. Domestic inventories in India remain at historically low levels, but shipments have increased in recent weeks.
For both potash and phosphates, supply constraints remain. In potash, the shortfall in supply from Belarus will only be partially mitigated by increased production from other producers. In phosphates, China export restrictions appear likely to be extended through the remainder of the year and into 2023. Industry stripping margins have declined from their highs reached at the end of the first quarter, but are expected to remain well above their historical range for the rest of the year.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(3)Average MAP selling price (Brazil production, delivered price to third party customers)

2022 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2022:

Modeling Assumptions	Full Year 2022
Total Capital Expenditures	$1.3 billion
Depreciation, Depletion & Amortization	$870 - $890 million
Selling, General, and Administrative Expense	$420 - $450 million
Net Interest Expense	$140 - $150 million
Non-notable adjustments	$100 - $110 million
Effective tax rate	Mid 20’s %
Cash tax rate	Low 20's %
Sensitivities Table Using 2021 Cost Structure
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2021 actual realized pricing and sales volumes.

Sensitivity	Full year Adj. EBITDA impact(1)	2021 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $64 million (5)	$285
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $94 million	$564
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.39

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Tuesday, August 2, 2022, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 929-477-0336, Passcode: 795761, Conference ID: 9128369 . All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, adjusted gross margin referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended September 30, 2020, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2022, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.79):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(227)	$57	$(0.47)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(59)	15	(0.12)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(9)	3	(0.03)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(14)	(0.04)
Realized gain (loss) on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	(26)	7	(0.05)
Gain on sale of plant	Mosaic Fertilizantes	Other operating income (expense)	7	(2)	0.02
ARO Adjustment	Phosphates	Other operating income (expense)	(5)	1	(0.01)
Environmental reserve	Phosphates	Other operating income (expense)	(30)	7	(0.06)
Write down of investment	Corporate and Other	Other non-operating income (expense)	(12)	3	(0.02)
Inventory lower of cost or market	Corporate and Other	Cost of goods sold	(3)	1	(0.01)
Total Notable Items			$(364)	$78	$(0.79)

For the three months ended June 30, 2021, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.03):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$111	$(27)	$0.21
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	38	(10)	0.08
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(11)	3	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(4)	1	—
Accelerated depreciation	Potash	Cost of goods sold	(15)	4	(0.04)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	1	—	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	6	0.01
ARO Adjustment	Phosphates	Other operating income (expense)	(3)	1	—
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(6)	1	(0.01)
Esterhazy closure costs	Potash	Mine closure costs	(158)	43	(0.30)
Gain on sale of warehouse	Corporate and Other	Other operating income (expense)	20	(5)	0.04
Total Notable Items			$(27)	$17	$(0.03)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$5,373.1	$2,800.7	$9,295.4	$5,097.8
Cost of goods sold	3,526.8	2,048.4	6,010.0	3,910.6
Gross margin	1,846.3	752.3	3,285.4	1,187.2
Selling, general and administrative expenses	108.2	107.6	240.6	209.3
Mine closure costs	—	158.1	—	158.1
Other operating expense	63.9	2.6	114.8	22.6
Operating earnings	1,674.2	484.0	2,930.0	797.2
Interest expense, net	(34.1)	(37.3)	(73.4)	(82.3)
Foreign currency transaction gain (loss)	(227.2)	111.1	83.5	65.3
Other income (expense)	(35.7)	1.4	(35.5)	4.4
Earnings from consolidated companies before income taxes	1,377.2	559.2	2,904.6	784.6
Provision for income taxes	369.3	115.9	741.7	175.6
Earnings from consolidated companies	1,007.9	443.3	2,162.9	609.0
Equity in net earnings (loss) of nonconsolidated companies	35.9	(4.5)	66.6	(12.0)
Net earnings including noncontrolling interests	1,043.8	438.8	2,229.5	597.0
Less: Net earnings attributable to noncontrolling interests	7.9	1.6	11.6	3.1
Net earnings attributable to Mosaic	$1,035.9	$437.2	$2,217.9	$593.9
Diluted net earnings per share attributable to Mosaic	$2.85	$1.14	$6.05	$1.55
Diluted weighted average number of shares outstanding	363.1	383.3	366.5	383.0

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$839.1	$769.5
Receivables, net, including affiliate receivables of $898.6 and $445.0, respectively	2,251.9	1,531.9
Inventories	3,640.9	2,741.4
Other current assets	566.8	282.5
Total current assets	7,298.7	5,325.3
Property, plant and equipment, net of accumulated depreciation of $8,688.4 and $8,238.1, respectively	12,569.4	12,475.3
Investments in nonconsolidated companies	756.8	691.8
Goodwill	1,162.1	1,172.2
Deferred income taxes	818.2	997.1
Other assets	1,380.4	1,374.7
Total assets	$23,985.6	$22,036.4
Liabilities and Equity
Current liabilities:
Short-term debt	$17.0	$302.8
Current maturities of long-term debt	607.7	596.6
Structured accounts payable arrangements	777.7	743.7
Accounts payable	1,505.7	1,260.7
Accrued liabilities	2,723.9	1,883.6
Total current liabilities	5,632.0	4,787.4
Long-term debt, less current maturities	3,351.9	3,382.2
Deferred income taxes	1,075.6	1,016.2
Other noncurrent liabilities	2,017.1	2,102.1
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 391,869,304 shares issued and 352,052,452 shares outstanding as of June 30, 2022, 390,815,099 shares issued and 368,732,231 shares outstanding as of December 31, 2021	3.5	3.7
Capital in excess of par value	—	478.0
Retained earnings	13,634.9	12,014.2
Accumulated other comprehensive loss	(1,887.1)	(1,891.8)
Total Mosaic stockholders' equity	11,751.3	10,604.1
Noncontrolling interests	157.7	144.4
Total equity	11,909.0	10,748.5
Total liabilities and equity	$23,985.6	$22,036.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$1,585.1	$1,015.1	$2,091.3	$1,333.9
Cash Flows from Investing Activities:
Capital expenditures	(262.6)	(297.2)	(553.1)	(585.8)
Purchases of available-for-sale securities - restricted	(368.1)	(76.8)	(425.9)	(200.5)
Proceeds from sale of available-for-sale securities - restricted	363.3	75.3	415.2	186.1
Other	2.7	27.6	1.9	20.6
Net cash used in investing activities	(264.7)	(271.1)	(561.9)	(579.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(27.6)	(25.0)	(119.3)	(25.0)
Proceeds from issuance of short-term debt	17.6	10.0	130.3	25.0
Payments of inventory financing arrangement	(698.8)	—	(1,250.4)	—
Proceeds from inventory financing arrangement	246.0	—	947.7	—
Payments of structured accounts payable arrangements	(308.2)	(181.7)	(770.7)	(342.7)
Proceeds from structured accounts payable arrangements	232.8	212.8	796.4	527.5
Collections of transferred receivables	236.6	102.1	683.5	188.7
Payments of transferred receivables	(389.0)	(160.6)	(764.6)	(160.6)
Payments of long-term debt	(14.5)	(14.2)	(28.6)	(128.7)
Repurchases of stock	(577.3)	—	(999.4)	—
Cash dividends paid	(53.9)	(28.6)	(94.5)	(47.5)
Other	5.1	3.1	13.4	2.9
Net cash (used in) provided by financing activities	(1,331.2)	(82.1)	(1,456.2)	39.6
Effect of exchange rate changes on cash	(33.2)	69.2	(2.1)	49.1
Net change in cash, cash equivalents and restricted cash	(44.0)	731.1	71.1	843.0
Cash, cash equivalents and restricted cash - beginning of period	901.4	706.3	786.3	594.4
Cash, cash equivalents and restricted cash - end of period	$857.4	$1,437.4	$857.4	$1,437.4

	Three months ended

	June 30, 2022	June 30, 2021
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$839.1	$1,417.6
Restricted cash in other current assets	9.4	10.6
Restricted cash in other assets	8.9	9.2
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$857.4	$1,437.4

Condensed Consolidated Statements of Equity
(In millions, except per share amounts)

The Mosaic Company	(unaudited)

		Mosaic Shareholders
	Shares	Dollars
	Common Stock	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive (Loss)	Noncontrolling Interests	Total Equity
Balance as of March 31, 2022	362.0	$3.6	$56.6	$13,196.5	$(1,618.3)	$152.4	$11,790.8
Total comprehensive income (loss)	—	—	—	1,035.9	(268.8)	5.3	772.4
Stock option exercises	—	—	5.1	—	—	—	5.1
Vesting of restricted stock units	0.2	—	0.3	—	—	—	0.3
Stock based compensation	—	—	7.3	—	—	—	7.3
Share repurchases	(10.1)	(0.1)	(69.3)	(542.9)	—	—	(612.3)
Dividends ($0.15 per share)	—	—	—	(54.6)	—	—	(54.6)
Balance as of June 30, 2022	352.1	$3.5	$—	$13,634.9	$(1,887.1)	$157.7	$11,909.0

Balance as of December 31, 2021	368.7	$3.7	$478.0	$12,014.2	$(1,891.8)	$144.4	$10,748.5
Total comprehensive income (loss)	—	—	—	2,217.9	4.7	13.3	2,235.9
Stock option exercises	—	—	13.4	—	—	—	13.4
Vesting of restricted stock units	1.1	—	(19.2)	—	—	—	(19.2)
Stock based compensation	—	—	19.1	—	—	—	19.1
Share repurchases	(17.7)	(0.2)	(491.3)	(542.9)	—	—	(1,034.4)
Dividends ($0.15 per share)	—	—	—	(54.3)	—	—	(54.3)
Balance as of June 30, 2022	352.1	$3.5	$—	$13,634.9	$(1,887.1)	$157.7	$11,909.0

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income attributable to Mosaic	$1,035.9	$437.2	$2,217.9	$593.9
Basic weighted average number of shares outstanding	359.5	379.8	362.8	379.5
Dilutive impact of share-based awards	3.6	3.5	3.7	3.5
Diluted weighted average number of shares outstanding	363.1	383.3	366.5	383.0
Basic net income per share attributable to Mosaic	$2.88	$1.15	$6.11	$1.56
Diluted net income per share attributable to Mosaic	$2.85	$1.14	$6.05	$1.55
Notable items impact on net income (loss) per share attributable to Mosaic	0.79	0.03	0.01	0.19
Adjusted diluted net income per share attributable to Mosaic	$3.64	$1.17	$6.06	$1.74

Free Cash Flow

Three months ended June 30,
2022
Net cash provided by operating activities	$1,585
Capital expenditures	(263)
Working capital financing(a)	(528)
Free cash flow	$794

(a) Includes net proceeds (payments) from inventory financing arrangements and structured accounts payable arrangements.

Adjusted EBITDA

Consolidated Earnings (in millions)	Three months ended June 30,
	2022	2021
Consolidated net earnings attributable to Mosaic	$1,036	$437
Less: Consolidated interest expense, net	(34)	(37)
Plus: Consolidated depreciation, depletion and amortization	245	204
Plus: Accretion expense	20	19
Plus: Share-based compensation (income) expense	(1)	4
Plus: Consolidated provision for (benefit from) income taxes	369	116
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	36	(4)
Plus: Notable items	361	8
Adjusted EBITDA	$2,028	$829

	Three months ended
	June 30,	March 31,	June 30,
Potash Earnings (in millions)	2022	2022	2021
Operating Earnings	$915	$563	$49
Plus: Depreciation, Depletion and Amortization	81	77	70
Plus: Accretion Expense	2	2	4
Plus: Foreign Exchange Gain (Loss)	(23)	17	28
Plus: Notable Items	23	(8)	134
Adjusted EBITDA	$998	$651	$285

	Three months ended
	June 30,	March 31,	June 30,
Phosphates Earnings (in millions)	2022	2022	2021
Operating Earnings	$578	$493	$283
Plus: Depreciation, Depletion and Amortization	133	120	106
Plus: Accretion Expense	14	13	10
Plus: Foreign Exchange Gain (Loss)	—	(7)	8
Plus: Other Income (Expense)	(24)	—	2
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	9	4	2
Plus: Notable Items	66	17	1
Adjusted EBITDA	$758	$632	$408

	Three months ended
	June 30,	March 31,	June 30,
Mosaic Fertilizantes (in millions)	2022	2022	2021
Operating Earnings	$420	$187	$170
Plus: Depreciation, Depletion and Amortization	27	25	24
Plus: Accretion Expense	4	4	4
Plus: Foreign Exchange Gain (Loss)	(83)	119	34
Plus: Other Income	(1)	(1)	(2)
Plus: Notable Items	(1)	—	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	76	(101)	(28)
Adjusted EBITDA	$444	$233	$203

	Three months ended
Potash Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2022	2022	2021
Gross margin / tonne	$403	$323	$93
Notable items in gross margin / tonne	—	—	7
Adjusted gross margin / tonne	$403	$323	$100

	Three months ended
Phosphate Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2022	2022	2021
Gross margin / tonne	$383	$318	$156
Notable items in gross margin / tonne	—	—	—
Adjusted gross margin / tonne	$383	$318	$156

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2022	2022	2021
Gross margin / tonne	$194	$120	$78
Notable items in gross margin / tonne	—	10	3
Adjusted gross margin / tonne	$194	$130	$81